Exhibit 16.1

UHY LLP 1185 Avenue of the Americas 38th Floor New York, NY 10036 (212) 381-4700 uhy-us.com

July 16, 2025

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549-7561

Re: Aquaron Acquisition Corp.

Commission File Number: 001-41470

Commissioners:

We have read the statements made by Aquaron Acquisition Corp. under Form 8-K dated July 16, 2025, in which we were informed of our dismissal on July 3, 2025. We agree with the statements therein insofar as they relate to our firm. We are not in a position to agree or disagree with other statements of Aquaron Acquisition Corp. contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ UHY LLP
UHY LLP

An Independent Member of Urbach Hacker Young International